AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 10, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

PATIENT SAFETY TECHNOLOGIES, INC.

Common Stock, $0.33 Par Value

Commission File Number – 001-09727

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(ii) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years;

(c)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired;

(d)

Section 301 of the Company Guide which states that a listed company is not permitted to issue, or to authorize its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from the Exchange that the securities have been approved for listing; and

(e)

Section 704 of the Company Guide which states that a listed company is required to hold meetings of its stockholders annually to elect directors and to take action on other corporate matters in accordance with its charter, by-laws and applicable state or other laws.

2.

The Common Stock of Patient Safety Technologies, Inc. (“Patient Safety” or the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from operations and net losses as follows:

Fiscal years ended December 31,

(Loss) from Operations

Net (Loss)

2005

($7,931,000)

($5,907,000)

2004

($2,924,000)

($1,349,000)

2003

($1,056,000)

($665,000)

2002

($1,530,000)

($1,293,000)

2001

($1,387,000)

($865,000)

Nine-Months ended September 30,

(Loss) from Operations

Net (Loss)

2006

($7,495,000)

($12,110,000)

(b)

At September 30, 2006, the Company reported cash and cash equivalents of $26,322, a working capital deficit of ($5,953,939), shareholders’ equity of $2,235,377 and an accumulated deficit of ($27,951,692).

(c)

The Company failed to obtain the Exchange’s approval for listing additional shares of the Company’s common stock prior to issuing such shares.  Specifically, between April 22, 2005 and August 20, 2006 the Company issued at least 200,000 shares without receiving prior approval from the Exchange.

(d)

The Company failed to hold an annual meeting of its stockholders in 2006.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On October 12, 2006 staff of the Listing Qualification Department (“Staff”) of the American Stock Exchange sent the Company a letter in accordance with Section 132(e) of the Company Guide requesting information related to the financial condition of the Company. The Company provided the first of two responses to Staff’s letter on October 20, 2006.

(b)

After reviewing the information provided by the Company on October 20, 2006, the Exchange notified Patient Safety via correspondence dated October 23, 2006, that based on the nature and severity of the Company’s continued listing deficiencies, Staff determined that, in accordance with 1009(a) Company Guide, it was necessary and appropriate for the protection of investors to truncate the continued listing evaluation and follow up procedures as set forth in Section 1009 of the Company Guide and to initiate immediate delisting proceedings (the “Staff Determination”). As of October 23, 2006, the Company was not in compliance with Sections 301, 1003(a)(iii) and 1003(a)(iv) of the Company Guide.

(c)

Pursuant to Sections 1203 and 1009(d) of the Company Guide, on October 23, 2006, the Company requested an oral hearing to appeal the Staff Determination before a Listing Qualifications Panel of the Amex Committee on Securities (the “Panel”).

(d)

On December 6, 2006, a hearing at which the Company was present was conducted before the Panel.  By letter dated December 11, 2007, the Exchange notified the Company of the Panel’s decision not to delist the Company’s stock prior to January 31, 2007 pending the completion of certain actions. However, in the event that all the actions were not completed by January 31, 2007, the Panel unanimously agreed that the Amex should immediately move to delist the Company’s common stock with no further opportunity for the Company to appeal.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(e)

The Company did not appeal the Panel’s decision to the Committee on Securities.

(f)

The Company did not successfully complete all of the actions required by the Panel for continued listing by January 31, 2007 and had not otherwise regained compliance with the continued listing requirements. Additionally, the Company was non-compliant with certain additional continued listing standards. Specifically, according to the Form 10-Q for the period ended September 30, 2006, at September 30, 2006 the Company reported shareholders’ equity of $2,235,377. As such, Company was in not in compliance with Section 1003(a)(ii) of the Company Guide. In addition, the Company failed to hold an annual meeting of shareholders during the year ended December 31, 2006 and was therefore also not in compliance with Section 704 of the Company Guide.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Ms. Lynne Silverstein, Executive Vice President of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC